EXHIBIT 99.1


 FOR IMMEDIATE RELEASE:

          United Financial Mortgage Corp. Reports Second Quarter Results


 * Book Value Increases to $5.18 per share


 Oak Brook, IL, Thursday, December 9, 2004 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") today announced results for its second quarter and six months ended October 31, 2004.


 Second Quarter Results

 Revenue for the quarter ended October 31, 2004 increased $1.2 million to $18.3 million from $17.1 million for the quarter ended October 31, 2003. Net income was $965 thousand, or $.16 per diluted share (based on 6,093,856 fully diluted shares outstanding) for the most recent quarter, as compared with $1.3 million, or $.32 per diluted share (based on 4,104,634 fully diluted shares outstanding) for the corresponding period last year.

                            Second Quarter Ended   Second Quarter Ended
                              October 31, 2004       October 31, 2003
                              ----------------       ----------------
         Revenue                 $18,304,299            $17,133,691

         Net Income                $965,671              $1,322,883

         Shares Outstanding       6,093,856               4,104,634

         Fully Diluted EPS           $.16                    $.32


 Six Month Results

 Revenue for the six months ended October 31, 2004 decreased 14% to $33.9 million from $39.6 million for the corresponding period of 2003. Net Income for the six-month period fell to $1.9 million, or $.31 per diluted share (based on 6,103,832 fully diluted shares outstanding), as compared to $3.1 million, or $.76 per diluted share (based on 4,106,945 fully diluted shares outstanding) for the same period last year.

                              Six Months Ended       Six Months Ended
                              October 31, 2004       October 31, 2003
                              ----------------       ----------------
         Revenue                 $33,864,780           $39,569,845

         Net Income               $1,884,157            $3,111,902

         Shares Outstanding        6,103,832             4,106,945

         Fully Diluted EPS            $.31                  $.76


 Mortgage Banking Business

 As of October 31, 2004, the mortgage loans in the Company's mortgage loan-servicing portfolio had an aggregate unpaid principal balance of $1.6 billion, up from $1.1 billion from the same date last year. Net income from mortgage loan-servicing increased by $332 thousand to $835 thousand for the quarter ended October 31, 2004, a 66% increase from the same period last year. The weighted average coupon interest rate of the mortgage loans in the loan-servicing portfolio was approximately 5.4% as of October 31, 2004 and October 31, 2003.

 The Company funded $687 million in mortgage loans during the quarter ended October 31, 2004, a $65 million increase compared to the quarter ended October 31, 2003.

 Commenting on mortgage operations in the Company's second quarter, Steve Khoshabe, President and Chief Executive Officer of the Company stated, "The continued industry-wide reduction in refinance volume in the face of excess capacity has led to intense pricing competition. As a result, our second quarter was marked by significant price compression on our origination business, which had a detrimental impact on our operating margins. Against this backdrop and the continued challenges of today's mortgage origination environment, we were able to deliver sound earnings and grow our book value to $5.18 per share."

 Mr. Khoshabe added, "We continue to implement our managed growth strategy of increasing our servicing portfolio, growing our core origination platform, and diversifying our business. During the second quarter, we opened two new core retail offices in Baton Rouge, Louisiana and Richmond, Virginia, and a wholesale operations center in Oklahoma City, Oklahoma. In addition, we have also added two core retail branch offices in the state of Washington and four in the state of Illinois through our acquisition of Vision Mortgage Group, Inc.

 With our balanced approach of continuing to selectively build our mortgage loan-servicing portfolio, careful expansion of the origination platform, controlling costs, and diversifying our business, we believe we are well positioned for continued growth in the second half of fiscal 2005."

 Other News

 Mr. Khoshabe concluded, "We are encouraged by the results of our disciplined strategy and strong capital base in a very competitive and demanding marketplace. Concurrently, we continue to explore a number of options to enhance shareholder value. We believe that our capital base and management team position us well to execute our strategy to continue to build and expand our business to generate increased profit and value for our shareholders."

 Conference Call

 Management will host a conference call today at 3:30 p.m. Central Time (4:30 p.m. Eastern) to discuss the second quarter operating results. The conference call will be accessible via a toll free number by dialing 800-706-7745 and providing the passcode 61821468. International callers should dial 617-614-3472 and provide the same passcode. A replay of the call will be available from 6:30 p.m. Central Time December 9, 2004 to 6:00 p.m. Central Time December 10, 2004 by dialing 888-286-8010 and providing the replay passcode 70856863. International callers should dial 617-801-6888 and use the replay passcode. The conference call will also be webcast live via the Internet. To listen to the live webcast, log on to the Company's web site at www.ufmc.com and click through to the Investor Information section.


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 39 retail offices and 8 wholesale operations centers across 16 states. For additional information, please visit the Company's web site at www.ufmc.com.

 This press release contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements, including, among others, changes in demand for mortgage loans, the Company's access to funding sources and the terms upon which it can obtain financing, assumptions underlying the value of the Company's retained mortgage loan-servicing rights, the impact of economic slowdowns or recessions, management's ability to manage the Company's growth and planned expansion, difficulties in integrating or operating newly acquired businesses, competition in the Company's market, changes in government regulations, the Company's ability to expand origination volume while reducing overhead, the impact of new legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company's market, other risk factors disclosed from time to time in the Company's filings with the Securities and Exchange Commission and the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


 For Further Information Contact:

 Dave Gentry, Aurelius Consulting Group, Inc., Century Bank Building, 541 S. Orlando Avenue, Suite 206, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com

                         -- FINANCIAL TABLES FOLLOW --

                        UNITED FINANCIAL MORTGAGE CORP.
                                BALANCE SHEETS
                               As of October 31,
                                 (Unaudited)

                                                     2004             2003
                                                 -----------      -----------
 ASSETS
 Cash and due from financial institutions       $          -     $    741,194
 Interest-bearing deposits in financial
   institutions                                    8,227,266        3,259,681
                                                 -----------      -----------
   Total cash and cash equivalents                 8,227,266        4,000,875
 Restricted cash                                   1,832,779        1,536,605
 Certificates of deposit                             437,182          431,884
 Loans held for sale                             266,640,387      152,107,800
 Mortgage servicing rights, net                   20,088,215       11,506,754
 Leasehold improvements and equipment, net         1,326,315        1,087,793
 Goodwill                                            795,542          104,809
 Prepaid expenses and other assets                 3,362,220        1,586,969
                                                 -----------      -----------
   Total assets                                 $302,709,906     $172,363,489
                                                 ===========      ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
   Warehouse lines of credit                    $259,686,198     $146,979,389
   Note payable                                            -          350,000
   Accrued expenses and other liabilities         11,467,505        9,027,013
                                                 -----------      -----------
      Total liabilities                          271,153,703      156,356,402

 Shareholders' equity
   Preferred stock, 5,000,000 authorized, no
    par value, Series A redeemable shares, 63
    issued and outstanding at July 31, 2004
    and 2003 (aggregate liquidation preference
    of $315,000)                                     315,000          315,000
   Common stock, no par value, 20,000,000 shares
    authorized, 6,149,444 shares issued at
    October 31, 2004 and 3,921,545 at October
    31, 2003                                      18,689,993        6,649,538
   Retained earnings                              12,872,801        9,364,139
                                                 -----------      -----------
                                                  31,877,794       16,328,677
   Treasury stock, 176,700 shares at
    July 31, 2004 and 2003, at cost                 (321,590)        (321,590)
                                                 -----------      -----------
      Total shareholders' equity                  31,556,203       16,075,087
                                                 -----------      -----------
  Total liabilities and shareholders' equity    $302,709,906     $172,363,489
                                                 ===========      ===========

                        UNITED FINANCIAL MORTGAGE CORP.
                             STATEMENTS OF INCOME
                                 (Unaudited)


                                  Three months ended             Six months ended
                                      October 31,                   October 31,
                               -------------------------------------------------------
                                  2004           2003           2004           2003
                               ----------     ----------     ----------     ----------
 Revenue
  Gain on sale of loans, net  $14,091,226    $14,551,417    $26,377,369    $34,370,445
  Loan servicing income, net      835,344        503,465      1,618,030        725,463
  Interest income               3,105,603      2,038,560      5,547,081      4,281,011
  Other income                    272,126         40,249        322,300        192,926
                               ----------     ----------     ----------     ----------
  Total revenues               18,304,299     17,133,691     33,864,780     39,569,845

 Expenses
  Salaries and commissions     11,357,273     10,692,229     21,186,341     26,493,786
  Selling and administrative    3,701,295      3,120,273      6,813,743      5,411,482
  Interest expense              1,558,442      1,010,937      2,569,720      2,280,984
  Depreciation                     77,838        100,134        154,715        191,777
                               ----------     ----------     ----------     ----------
  Total expenses               16,694,848     14,923,573     30,724,519     34,378,029

 Income before income taxes     1,609,451      2,210,118      3,140,261      5,191,816

 Income taxes                     643,780        887,235      1,256,104      2,079,914
                               ----------     ----------     ----------     ----------
 Net income                   $   965,671    $ 1,322,883    $ 1,884,157    $ 3,111,902
                               ==========     ==========     ==========     ==========
  Basic earnings per
    common share              $      0.16    $      0.34    $      0.32    $      0.79

  Diluted earnings per
    common share              $      0.16    $      0.32    $      0.31    $      0.76

  Basic shares outstanding      5,965,152      3,924,500      5,964,647      3,921,545

  Diluted shares outstanding    6,093,856      4,104,634      6,103,832      4,106,945
